Exhibit 99.1

Reliance Steel & Aluminum Co. Announces Revised Record Date for Common Share Quarterly Dividend

LOS ANGELES--(BUSINESS WIRE)--February 25, 2013--Reliance Steel & Aluminum Co. (NYSE:RS) today announced that the record date for the Company’s dividend of $0.30 per common share for the first quarter of 2013 has been revised to March 8, 2013 from March 4, 2013 due to an administrative error. The dividend remains payable on March 22, 2013.

About Reliance Steel & Aluminum Co.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 240 locations in 38 states and ten countries outside the United States, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2012 “Fortune 500” List and the 2012 Fortune List of “The World’s Most Admired Companies.”

Forward-Looking Statements

This release may contain forward-looking statements. Actual results and events may differ materially as a result of a variety of factors, many of which are outside of Reliance Steel & Aluminum Co.’s control. Risk factors and additional information are included in Reliance Steel & Aluminum Co.’s reports on file with the Securities and Exchange Commission, including Reliance Steel & Aluminum Co.’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012.

CONTACT:
Reliance Steel & Aluminum Co.
Brenda Miyamoto
Investor Relations
(213) 576-2428
investor@rsac.com
or
Addo Communications
(310) 829-5400